Greenway Technologies Inc. Marks Milestone, Completes First Commercial G-Reformer®

FORT WORTH, Texas, March 6, 2018

Greenway Technologies, Inc. (OTCQB: GWTI), today announced the completion of the first of its kind G-Reformer® which converts natural gas into synthesis gas. The G-Reformer® is a critical component of the company’s innovative Greer-Wright Gas-to-Liquids system which converts natural gas into liquid fuels.

A team consisting of individuals from Greenway Technologies, Inc. and its wholly-owned subsidiary, Greenway Innovative Energy, the University of Texas at Arlington (UTA), and Industrial Refractory Services, Inc. worked together over a three-day period ending March 2, 2018, to calibrate the newly-built G-Reformer®.

“We are pleased to announce that the initial production metrics of our first commercial G-Reformer® confirmed our expectations for synthesis gas production in the field. The unit met all of our team’s expectations, and we could not be more pleased,” said Tom Phillips, Vice President of Operations.

Ray Wright, President of Greenway Innovative Energy, said “the results validated our unique process called Fractional Thermal Oxidation™ (FTO). Reforming with FTO has many advantages over more expensive, legacy, large-scale methods. Our FTO-based GTL systems can be deployed in the field where needed, a first in the industry. “FTO,” he said, “will facilitate monetization of natural gas that is stranded, flared, or vented. Also, our fuel is cleaner than diesel made from petroleum. It has less heavy metals and impurities offering an incremental environmental improvement.”

Pat Six, President of Greenway Technologies, Inc. said that the company is engaged in ongoing discussions with funding joint venture partner candidates and “is optimistic that we will be able to begin construction of the first field-located Greer-Wright GTL System in 2018.”

Forward-Looking Statements

This document contains forward-looking statements and information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses, and contingencies, and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, competition, advances in technology, and other factors.

Greenway Technologies, Inc.

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